Exhibit 1

Transactions in Securities of the Issuer During the Past 60 Days

Nature of the Transaction	Securities Purchased/(Sold)	Price Per Security($)	Date of Purchase/Sale

ENGAGED CAPITAL FLAGSHIP MASTER FUND, LP

Sale of Cash-Settled Total Return Swap	(500,000)	13.3699	01/27/2025
Sale of Cash-Settled Total Return Swap	(100,000)	14.0962	01/28/2025
Sale of Cash-Settled Total Return Swap	(250,000)	14.2307	01/29/2025
Sale of Cash-Settled Total Return Swap	(165,804)	14.0790	01/30/2025
Sale of Cash-Settled Total Return Swap	(109,339)	14.1239	02/03/2025
Sale of Cash-Settled Total Return Swap	(99,857)	14.0728	02/04/2025
Short Sale of May 2, 2025 Custom Call Option ($14.00 Strike Price)	(41,729)[1]	1.9695	02/11/2025
Short Sale of May 2, 2025 Custom Call Option ($14.00 Strike Price)	(578,271)[1]	1.9216	02/12/2025
Sale of Class A Common Stock	(45,833)	14.2424	02/26/2025
Sale of Class A Common Stock	(246,843)	14.1527	02/26/2025
Sale of Class A Common Stock	(12,297)	14.0371	02/27/2025
Sale of Class A Common Stock	(18,850)	14.0194	02/27/2025
Sale of Class A Common Stock	(5,212)	14.0238	02/27/2025
Sale of Cash-Settled Total Return Swap	(4,400)	14.0043	02/27/2025
Sale of Cash-Settled Total Return Swap	(105,600)	14.0880	02/28/2025
Sale of Class A Common Stock	(160,058)	14.1278	02/28/2025

1 Also represents the number of Shares underlying the Custom Call Options.

ENGAGED CAPITAL CO-INVEST XVII, LP

Sale of Class A Common Stock	(13,690)	14.2424	02/26/2025
Sale of Class A Common Stock	(73,732)	14.1527	02/26/2025
Sale of Class A Common Stock	(3,673)	14.0371	02/27/2025
Sale of Class A Common Stock	(1,557)	14.0238	02/27/2025
Sale of Class A Common Stock	(5,630)	14.0194	02/27/2025
Sale of Class A Common Stock	(47,810)	14.1278	02/28/2025